EXHIBIT 10.11

SUBORDINATED MORTGAGE OF LEASEHOLD, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

VERMILION COUNTY

This Document Prepared By And After Recording Mail To:

G. R. Neumann

Nyemaster Goode, P.C.

700 Walnut Street, Suite 1600

Des Moines, Iowa 50309

Space Above for Recorder’s Use Only

DOCUMENT COVER SHEET

TITLE OF DOCUMENT:	Subordinated Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing

DATE OF DOCUMENT:	May 9, 2008

MORTGAGOR(S):	Blackhawk Biofuels, LLC
22 South Chicago Avenue
Freeport, Illinois 61032

LENDER(S):	REG Ventures, LLC
416 S. Bell Avenue
Ames, Iowa 50010

Illinois Tax Identification Number: 18622-27200

LEGAL DESCRIPTION:	See Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E attached hereto.

TAX INDEX NUMBERS AND LOCAL ADDRESSES OF THE PROPERTY IN DANVILLE, ILLINOIS: EXHIBIT A
23-09-107-006 — 707 E Harrison	23-09-106-017 — 602 E Madison
23-09-105-009 — 710 E Harrison	23-09-106-012 — 614 E Madison
23-09-106-011 — 610 E Madison	23-09-106-010 — 608 E Madison
23-09-106-009 — 606 E Madison	23-09-106-008 — 604 E Madison

Exhibit B - Soybean Oil Pipeline easement:

23 09 108 005

23 09 108 006

23 09 100 132

Exhibit C - Access Right of Way easement:

23 09 117 014

23 09 111 018

23 09 100 132

23 09 108 004

23 09 108 005

Exhibit D - Gas Pipeline easement

23 08 226 001

23 08 226 002

23 09 115 003

23 09 112 007

23 09 113 001

23 09 111 018

23 09 110 001

23 09 109 005

23 09 109 133

23 09 100 132

23 09 100 014

23 09 100 016

Exhibit E - Biodiesel Pipeline easement:

23 09 100 132

1(a)

SUBORDINATED MORTGAGE OF LEASEHOLD, SECURITY AGREEMENT ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

THIS SUBORDINATED MORTGAGE OF LEASEHOLD, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (“Leasehold Mortgage”) is executed as of the 9th day of May, 2008, by and among BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company (hereinafter referred to as “Mortgagor”), having an address of 22 South Chicago Avenue, Freeport, Illinois 61032, and REG VENTURES, LLC, an Iowa limited liability company and its successors and assigns, as beneficiary, having an address of 416 S. Bell Avenue, Ames, Iowa 50010 (hereinafter referred to as “Noteholder”).

Recitals

The following recitals are a material part of this Leasehold Mortgage:

A.            Mortgagor has entered into a Subordinated Loan Agreement with the Noteholder, dated even date herewith (hereinafter, together with all amendments, modifications, replacements and restatements thereof, the “Subordinated Loan Agreement”).  Capitalized terms unless otherwise defined herein shall have the same meaning as ascribed to them in the Subordinated Loan Agreement.

B.            Mortgagor has executed and delivered to the Noteholder the Convertible Secured Subordinated Note dated of even date herewith from Mortgagor, as maker, to the Noteholder, as payee (hereinafter said Note collectively and all amendments, modifications, replacements, restatements, renewals and extensions thereof, the “Note”), which Note evidences that Mortgagor has become justly indebted to the Noteholder in the total principal sum of Twenty-One Million Seven Hundred Thousand and 00/100 U.S. Dollars (U.S. $21,700,000.00), lawful money of the United States, together with interest thereon and attorney’s fees and other charges and sums which may accrue thereon. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, IN NO EVENT WILL THE PRINCIPAL INDEBTEDNESS SECURED HEREBY EXCEED $21,700,000. From the date hereof until fully paid or converted pursuant to the terms contained therein, the Note shall bear interest on the principal amount outstanding at the Interest Rate. From and after the date of any Event of Default (as defined in the Note), interest on funds outstanding under the Note shall accrue at the Default Rate. The entire principal balance outstanding plus all accrued but unpaid interest under the Note shall become due and payable as provided therein. NOTICE TO MORTGAGOR: THE NOTE CONTAINS A VARIABLE INTEREST RATE.

C.            The Note is subordinate to any indebtedness of Mortgagor to Fifth Third Bank and its successors and assigns (“Fifth Third Bank”) under that certain Senior Loan Agreement of even date herewith (and any renewal or replacement credit facility thereafter in favor of Fifth Third Bank and/or any Replacement Lender consisting of a construction/term loan in the maximum principal amount of $24,650,000 and/or a revolving line of credit in the maximum principal amount of $5,000,000) (the “Senior Loan Agreement”), which is secured by, among other things, the Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith by Mortgagor to Fifth Third Bank (the “First Mortgage”), and to any working capital loan facility of Mortgagor now or hereinafter existing, but only to the extent that such working capital loan facility is secured by current assets of Mortgagor (any such working capital loan and the security therefor, the “Secured Working Capital Loan”). Notwithstanding anything in the Subordinated Loan Documents to the contrary, payment and performance under the Subordinated Loan Documents is subject and subordinate to the terms, conditions and restrictions set forth in the Senior Loan Documents with Fifth Third Bank and/or any Replacement Lender.

D.            Mortgagor’s obligations under the Note, this Leasehold Mortgage (including, without limitation, the performance of each covenant and agreement or Mortgagor incorporated herein by reference or contained herein) and any other Debt Documents (as hereinafter defined) now or hereafter executed and delivered by Mortgagor in favor of the Noteholder, and any other indebtedness or other obligations of Mortgagor to the Noteholder under the Debt Documents (as hereinafter defined), owing or which may hereafter become owing, now or hereafter existing, whether monetary, nonmonetary, direct, indirect, acquired, joint, several, joint and several, liquidated, unliquidated, existing, future, fixed, contingent or otherwise, and any replacements, renewals, consolidations, extensions and other modifications of any of the above, together with any interest, fees, expenses and other charges thereon, and any amounts expended by or on behalf of the Noteholder for the protection and preservation of the mortgage lien and security interest granted herein are hereinafter sometimes collectively called the “Obligations”.

E.             The Subordinated Loan Agreement, the Note, this Mortgage and any other agreements, documents or instruments evidencing, securing or otherwise relating to any of the Obligations in favor of the Noteholder, and any replacements, renewals, extensions and other modifications of any of the foregoing, are hereinafter sometimes collectively called the “Debt Documents”. For purposes of additional clarity, the term “Debt Documents” shall not include any agreements, documents or instruments executed and delivered by Mortgagor in favor of any affiliate of REG Ventures, LLC.

F.             Pursuant to that certain First Amendment, Assignment and Assumption and Consent to Assignment of Ground Lease and Conveyance of Leasehold Improvements of even date herewith between Mortgagor, Biofuels Company of America, LLC and Bunge Milling, Inc as landlord (the “Lessor”), Mortgagor is the lessee under that certain Amended and Restated Ground Lease Agreement dated as of November 3, 2006, by and between Lessor, and Mortgagor, as tenant (the “Lease”), with respect to the real property located in County of Vermilion, City of Quincy, State of Illinois, as described in Exhibit A attached hereto (the “Leased Premises”), as may hereafter be modified, extended, renewed or amended from time to time.

NOW, THEREFORE, subject and subordinate to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, Mortgagor does hereby MORTGAGE, WARRANT, GRANT, BARGAIN, SELL, CONVEY, ASSIGN AND PLEDGE, to the Noteholder, and to their successors and assigns forever, all of Mortgagor’s right, title and interest in, if any, and to the following property, whether such property or interest therein is now owned or existing or hereafter acquired or arising (collectively, the “Property”): (i) the Lease and the leasehold estate created by the Lease (collectively, the “Leasehold”), including, without limitation, (a) all modifications, extensions and renewals of the Lease and in and to all rights and options to purchase or to renew or extend the term of the Lease; (b) all credits, deposits, options, privileges and rights of the Mortgagor, as lessee under the Lease, including, without limitation any right to receive any payments under the Lease in connection with the exercise of any purchase option(s) under the Lease; (c) all awards heretofore made or hereafter to be made for the taking by eminent domain of the whole or any part of the Leased Premises, or any estate or easement therein, including any awards for change of grade of streets, all of which awards are hereby assigned to the Noteholder; and (d) all insurance proceeds relating to the Leased Premises including, but not limited to, any proceeds attributable to any injury to or decrease in the value of the Leased Premises or the Property; (ii) the Property or the Leased Premises, other than under the Lease, now owned or hereafter acquired, including the acquisition by Mortgagor of fee title to all or any portion of the Leased Premises; (iii) all estates, easements, interests, licenses, privileges, tenements, hereditaments, appurtenances, rights and rights of way, public or private, pertaining, belonging or otherwise relating to the Leased Premises or any of the other Property, including, without limitation, (a) that certain Soybean Oil Pipeline Easement Agreement dated as of the date hereof with respect to the real property located in County of Vermilion, City of Danville, State of Illinois, as described in Exhibit B attached hereto, (b) that certain Access Right of Way Easement Agreement with respect to the real property located in County of Vermilion, City of Danville, State of Illinois, as described in Exhibit C attached hereto, (c) that certain Underground Gas Pipeline Easement Agreement with respect to the real property located in County of Vermilion, City of Danville, State of Illinois, as described in Exhibit D attached hereto and (d) that certain Biodiesel Pipeline Easement Agreement with respect to the real property located in County of Vermilion, City of Danville, State of Illinois, as described in Exhibit E attached hereto (collectively, the “Easement Premises”); (iv) all buildings and improvements now or later situated under, upon or over any of the Leased Premises; (v) all franchises, permits, licenses and other rights therein respecting the use, occupation or operation of the Property or the activities conducted thereon or thereabout; (vi) all rents, income and other benefits arising out of or otherwise related to the Leased Premises and all leases on or affecting the Leased Premises, and any security deposits, contract rights, general intangibles, actions, rights of action, and unearned insurance premiums relating to such leases or the Leased Premises; (vii) all building materials and supplies, equipment, furniture, fixtures, inventory, and operating supplies, attached to or used or usable in connection with the operation or maintenance of the Leased Premises, HVAC equipment, lighting fixtures, electrical boxes, and plumbing fixtures, whether now or hereafter acquired or installed, and in all additions, parts, and accessions attached to or used in connection therewith, and the cash and non-cash proceeds thereof;  and (viii) all accessions to, substitutes for, and all modifications, replacements, renewals, products and proceeds of any of the foregoing.  Unless otherwise indicated, a reference to the “Property” means all and/or any part of the Property.

Mortgagor, on a continuing basis, warrants, represents, covenants and agrees to and with Noteholder (which covenants, representations, warranties and agreements to the extent permitted by law shall be deemed to run with the land) as follows:

1.             Indebtedness Secured.  This Mortgage has been given and is intended to secure the full and prompt payment and performance of the Obligations.  The priority of the lien hereunder shall be subject and subordinate to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan and shall relate back to the date this Mortgage was recorded.  The initial total principal amount of Obligations that may be secured by this Mortgage at any one time is Twenty-One Million Seven Hundred Thousand and 00/100 U.S. Dollars (U.S. $21,700,000.00).  In addition, the Mortgage shall secure unpaid balances of advances made by Lender (together with interest thereon) with respect to the Property, for the payment of Impositions, as hereinafter defined, insurance premiums and costs incurred for the protection of the Property and any charges, expenses and fees, including, without limitation, attorneys’ fees, which, by the terms hereof, shall be added to and increase the Obligations.  This Mortgage shall remain in full force and effect with respect to all of the Property until all Obligations shall have been paid and performed in full.  If the Obligations are paid and performed in accordance with the terms of the applicable Debt Documents, including, without limitation, the observance of all the agreements contained in this Mortgage, this Mortgage shall become void and shall be released at the sole expense of Mortgagor.

2.             Payment of Obligations.  Mortgagor shall promptly pay when due all sums of any nature whatsoever due and owing on the Obligations.

3.             Title to Leasehold and Other Representations and Warranties.  Mortgagor represents, warrants and covenants to the Noteholder that: (i) Mortgagor is lawfully vested with and possessed of the Leasehold, owns the Improvements now located thereon in fee simple absolute, shall own any improvements hereafter located thereon and has good and marketable title to the remainder of the Property that is currently owned by Mortgagor; (ii) the Property is free of all liens, encumbrances, adverse claims and other defects of title whatsoever, except for liens created pursuant to the First Mortgage, the Senior Loan Documents any Secured Working Capital Loan, this Mortgage and as set forth on Exhibit F hereto; (iii) except as to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, Mortgagor does hereby and shall forever warrant and defend Mortgagor’s title to and interest in the Property and the validity and priority of the lien of this Mortgage against all claims and demands whatsoever of any Person; (iv) the improvements presently on the Premises are in full compliance with all applicable zoning and building codes, ordinances and regulations; (v) any improvements hereafter constructed on the Premises shall be constructed in compliance with the Plans and Specifications, all applicable Laws, appropriate set back requirements, restrictive covenants and the requirements of any governmental authority, and shall lie wholly within the boundaries of the Premises; (vi) to Mortgagor’s knowledge there are no actions, suits or proceedings pending or threatened against or affecting Mortgagor or the Property; and (vii) Mortgagor has the good and unrestricted right, full power and lawful authority to subject the Property to this Mortgage.

4.             Lease Obligations. Mortgagor shall perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under the Lease.  If Mortgagor shall fail to do so the Noteholder may, but shall not be obligated to, take any action it deems necessary or desirable to prevent or to cure any default under the Lease.  The Noteholder may rely upon any written notice of default received by them from the Lessor and may take any action to cure such default even though the existence of such default or the nature thereof is questioned or denied by Mortgagor.  Mortgagor hereby expressly grants to the Noteholder, and agrees that the Noteholder shall have, subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, the absolute and immediate right, to enter in and on the Property to such extent and as often as the Noteholder, in its sole discretion, deems reasonably necessary or desirable in order to prevent or cure any such defaults by Mortgagor.  The Noteholder may pay such sums of money as it reasonably deems necessary in its sole discretion for any such purpose and Mortgagor agrees to pay to the Noteholder, immediately upon demand, all such sums paid by the Noteholder together with interest thereon from the date of such payment at the annual default rate under the Note.  All sums paid and extended by the Noteholder and the interest thereon shall be added to the Obligations secured by the lien hereof.  No such payment or performance made or taken by the Noteholder shall relieve Mortgagor from any default hereunder.

Mortgagor shall not surrender the Leasehold, fail to renew the Lease, terminate or cancel the Lease, or modify or amend the Lease, either orally or in writing, without the prior written consent of the Noteholder.

5.             Charges and Liens.  Mortgagor shall pay all taxes, assessments, and other charges, fines, and impositions attributable to the Property, together with any interest or penalties imposed for late payments thereof, that are due or may become due and be a lien against the Property (“Impositions”).  Mortgagor shall submit to the Noteholder evidence of the timely payment of such Impositions.

6.             Preservation and Maintenance of Property.  Mortgagor (a) shall put, keep and maintain the Property and the sidewalks, curbs and alleys adjoining or abutting the same in good and lawful order, condition and repair, excepting ordinary wear and tear, (b) shall make or cause to be made, as and when the same shall become necessary, all structural and non-structural repairs, whether exterior or interior, ordinary or extraordinary, foreseen or unforeseen, (c) shall not commit or suffer any waste or permit impairment or deterioration of the Property, (d) shall not cause, conduct or permit any nuisance on or to the Property (e) shall pay when due all claims for labor performed and materials furnished that, if not paid, may result in the filing of a mechanic’s or other lien against the Property, and (f) shall not demolish, remove, or materially alter any part of the Property without the prior written consent of the Noteholder.

7.             Restoration.  If any of the improvements or equipment comprising the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (whether or not covered by insurance), or by any taking in condemnation proceedings or the exercise of any right of eminent domain, Mortgagor shall use its reasonable best efforts to restore, replace or rebuild the same to their condition immediately prior to such event.  Mortgagor shall give prompt notice to the Noteholder of any damage to the Property by fire or other casualty, irrespective of the amount of such damage.

8.             Inspection.  The Noteholder, and their agents, contractors and representatives, may, with twenty-four (24) hours prior written notice, enter upon and inspect the Property for any purposes until this Mortgage is released, provided that such inspection does not interfere with the business operations of Mortgagor, and further provided, that no notice shall be required if an Event of Default shall have occurred.  Without limiting the generality of the foregoing, the Noteholder, and their agents, contractors and representatives, may from time to time enter upon the Property and conduct upon the Property inspections and tests to determine the extent to which any hazardous substances, wastes or other environmentally unsound material have been placed or discharged upon or otherwise affect the Property.

9.             Compliance with Laws; Use of Property.  Mortgagor shall promptly comply with all present and future laws, statutes, ordinances, rules, regulations and other requirements (including, without limitation, applicable zoning and building requirements) of all governmental and quasi-governmental authorities whatsoever having jurisdiction in respect of the Property and the sidewalks, curbs and alleys adjoining or abutting the Leased Premises, and the condition, repair, maintenance, use and occupation thereof.  Mortgagor shall promptly make all changes, alterations and improvements necessary to comply with all such present and future laws, statutes, ordinances, rules, regulations and other requirements.

Mortgagor shall promptly perform and observe all of the terms, covenants and conditions of all instruments of record affecting the Property, non-compliance with which may affect the security of this Leasehold Mortgage, or which shall impose any duty or obligation upon Mortgagor or any tenant or other occupant of the Leased Premises, and Mortgagor shall do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of or constituting any portion of the Property.

Mortgagor shall use the Leased Premises solely for the operation of an industrial plant for the production of biodiesel fuel and any uses related thereto, and Mortgagor shall not use or permit the use of the Property in any manner which would tend to impair the value of the Property or materially increase the risk of fire or other casualty.

10.           Insurance.  Mortgagor shall insure the Property in accordance with and upon the terms and conditions provided for in the Subordinated Loan Agreement.  In all events Mortgagor shall maintain the insurance coverages required by the Lease.

If Mortgagor fails to maintain any insurance required hereunder, the Noteholder may, but shall not be obligated to, purchase such required insurance at Mortgagor’s expense to protect its interests in the Property.  This insurance may, but need not, protect the Mortgagor’s interests in the Property.  The coverage that the Noteholder purchase shall not be required to pay any claim that the Mortgagor makes or any claim that is made against the Mortgagor in connection with the Property.  The Mortgagor may later cancel any insurance purchased by the Noteholder, but only after providing evidence that the Mortgagor has obtained the insurance required hereunder.  If the Noteholder purchase insurance for the Property, Mortgagor will be responsible for the costs of the insurance, including the insurance premium, interest thereon from the date of each such payment or expenditure at the then applicable rate under the Note and any other charges the Noteholder may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  All sums so paid or expended by the Noteholder, the interest thereon and the other charges in connection therewith shall be added to the Obligations and shall be secured by the lien of this Leasehold Mortgage.  The costs of the insurance obtained by the Noteholder may be more than the cost of insurance Mortgagor may be able to obtain on its own.

11.           Deposits for Impositions and Insurance.  Upon notice from the Noteholder (which notice shall not be given unless an Event of Default has occurred and if the mortgagee under the First Mortgage has not exercised similar rights under the First Mortgage), Mortgagor shall deposit with the Noteholder on the first day of each month an amount equal to one-twelfth (1/12th) of (i) the aggregate annual payments for the Impositions, and (ii) the annual insurance premiums on the policies of insurance required to be obtained and kept in force by Mortgagor under this Leasehold Mortgage.  In addition, upon notice from the Noteholder (which notice shall not be given unless an Event of Default has occurred and if the mortgagee under the First Mortgage has not exercised similar rights under the First Mortgage), Mortgagor shall deposit with the Noteholder such sum of money which, together with such monthly installments, shall be sufficient to pay all the Impositions and insurance premiums at least thirty (30) days prior to the due date thereof.  If the amounts of any Impositions are not ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the amounts of the Impositions for the prior tax year and, upon the amounts of the Impositions being fixed for the then current year, Mortgagor shall, upon notice from the Noteholder, deposit any deficiency with the Noteholder.  If the amount of the insurance premiums is not ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the amount of the insurance premiums for the prior year of the policy or policies, and, upon the amount of the insurance premiums being fixed for the then current year of the policy or policies, Mortgagor shall, upon notice from the Noteholder and if the mortgagee under the First Mortgage has not exercised similar rights under the First Mortgage, deposit any deficiency with the Noteholder.  If on a date thirty (30) days prior to the due date for the payment of any of the Impositions or the insurance premiums there shall be insufficient funds on deposit with the Noteholder to pay the same, Mortgagor shall, upon notice from the Noteholder, forthwith make a deposit with the Noteholder in the amount of such deficiency.  The funds so deposited with the Noteholder shall be held by the Noteholder without interest, and may be commingled with other funds of the Noteholder, and provided that an Event of Default has not occurred, such funds shall be applied in payment of the Impositions and insurance premiums when due to the extent that Mortgagor shall have deposited funds with the Noteholder for such purpose.  Upon the occurrence of an Event of Default, the funds deposited with the Noteholder may, at the option of the Noteholder, be retained and applied toward the payment of any or all of the Obligations, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by the Noteholder.  Mortgagor shall furnish the Noteholder with a bill for each of the Impositions and insurance premiums and such other documents necessary for their payment at least thirty (30) days prior to the date they first become due.  Upon an assignment of this Leasehold Mortgage prior to any default hereunder by Mortgagor, the Noteholder shall have the right and obligation to pay over the balance of such deposits in its possession to the assignee, and thereupon the Noteholder shall be completely released from all liability with respect to such deposits and Mortgagor shall look solely to the assignee in reference thereto.  The provisions of the preceding sentence shall apply to each and every assignment or transfer of such deposits to a new assignee.

12.           Condemnation.  If any of the Property is taken by condemnation, eminent domain or other taking, any award or other compensation due or received by Mortgagor in respect thereof shall be paid over to  the mortgagee under the First Mortgage as provided in the First Mortgage, and the Noteholder shall have no right to any award or other compensation due or received by such mortgagee except to the extent such award or other compensation exceeds the obligations under the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan.  All such excess awards or other compensation which are received by the Noteholder may, at the Noteholder’ election, (i) be applied to reduce the outstanding balance of the Obligations, whether then due or not, or (ii) turned over, in whole or in part, by the Noteholder to Mortgagor on such terms and conditions as the Noteholder may elect for the purposes of rebuilding or otherwise improving the Property.

The application of any award or other compensation toward payment or performance of any of the Obligations shall not be deemed a waiver by the Noteholder of their right to receive payment or performance of the balance of the Obligations in accordance with the provisions thereof.  The Noteholder shall have the right, but shall be under no obligation, to question the amount of the award or other compensation, and the Noteholder may accept same without prejudice to the rights that the Noteholder may have to question such amount.

13.           Assignment of Rents and Leases.  Subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, Mortgagor hereby presently assigns to the Noteholder all of Mortgagor’s right, title and interest in and to any Leases, as defined hereinafter, with respect to the Property, and all rents, issues and profits of the Property.  “Lease” shall mean every lease or sublease or occupancy agreement for the use or hire of all or any portion of the Property which shall be in effect on the date hereof, or which shall hereafter be entered into, and by which Mortgagor is a lessor or the like, and any renewals, extensions or other modifications thereof.  Mortgagor grants to the Noteholder, with or without the Noteholder or any other Person (including, without limitation, a receiver) taking possession of the Property, the right to give notice to the tenants of this assignment, to collect rents, issues and profits from the tenants and to enter onto the Property for purposes of collecting the same and to let the Property and to apply such rents, issues and profits, after payment of all charges and expenses relating to the Property, to the Obligations.  This assignment shall be an absolute assignment subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, and subject to the license herein granted to Mortgagor and Mortgagor’s obligations hereunder, and shall continue in effect until the Obligations are fully paid and performed.  The Noteholder hereby grants a revocable license to Mortgagor to collect and use such rents, issues and profits; provided, however, that the foregoing license shall be automatically revoked, without any action on the Noteholder’s part, upon the occurrence of an Event of Default.  Mortgagor hereby agrees to indemnify the Noteholder for, and hold the Noteholder harmless from, any and all liability and expenses arising from any such Lease or other agreement or any assignments thereof, and no assignment of any such Lease or other agreement shall place the responsibility for the control, care, management or repair of the Property upon the Noteholder, nor make the Noteholder liable for any negligence or other tortious conduct, whether by the Noteholder or any other Person, with respect to the management, operation, upkeep, repair or control of the Property resulting in injury, death, property or other damage or loss of any nature whatsoever.  Mortgagor shall not cancel, amend or otherwise modify the terms and conditions of any Lease without obtaining the Noteholder’s prior consent; nor shall Mortgagor accept payments of rent or the like more than one month in advance without obtaining the Noteholder’s prior consent.  The Noteholder may exercise the Noteholder’s rights from time to time under this section without first commencing foreclosure proceedings against the Property if the Noteholder so elects.  Any such election by the Noteholder to exercise the Noteholder’s rights from time to time under this section shall not prohibit the Noteholder from simultaneously or thereafter foreclosing upon the Property or exercising any other rights available to the Noteholder hereunder or at law.

14.           The Noteholder’s Right to Perform Mortgagor’s Covenants.  If Mortgagor shall fail promptly and fully to pay, perform or observe any of the Obligations, then the Noteholder may, subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, at the Noteholder’s option, but without any obligation to do so, and without waiving or releasing Mortgagor from any of the Obligations, pay any Obligation or perform any Obligation or take such other action as the Noteholder deems necessary or desirable in order to cause such Obligation to be paid, performed or observed, as the case may be.  Mortgagor hereby grants to the Noteholder, and agrees that the Noteholder shall have, the absolute and immediate right, subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, to enter in and upon the Property to such extent and as often as the Noteholder, in the Noteholder’ discretion, deems necessary or desirable for such purpose.  The Noteholder may pay and expend such sums of money as the Noteholder, in its discretion, deems necessary for any such purpose, and Mortgagor hereby agrees to pay to the Noteholder, on demand, all such sums so paid or expended by the Noteholder, together with interest thereon from the date of each such payment or expenditure at the Default Rate (as hereinafter defined).  Any interest paid under this section in excess of the maximum interest rate permitted by law shall be deemed payment in reduction of the principal amount of the Obligations and the excess, if any, shall be refunded to Mortgagor without interest.  All sums so paid or expended by the Noteholder, and the interest thereon, shall be added to the Obligations and shall be secured by the lien of this Mortgage.

15.           Security Agreement.  Subject and subordinate to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, Mortgagor hereby grants to and subordinates the Noteholder, as further security for the Obligations, a security interest in all personal property of Mortgagor now or hereafter located on or about the Leased Premises or the Easement premises or the improvements thereon, or which otherwise relate to the Property or Mortgagor’s use of the Property in any respect, including, without limitation, all of Mortgagor’s presently owned or hereafter acquired (i) goods, chattels, furniture, fixtures, equipment, machinery, parts and tools, together with all additions, attachments, accessories, accessions and repairs thereto, (ii) building materials and supplies, (iii) inventory, (iv) accounts, chattel paper, instruments and general intangibles, (v) the Property which constitutes fixtures or personal property, including, without limitation, any buildings and/or improvements that are deemed to be personal property, whether due to be severed from the Leased Premises or the Easement Premises or otherwise, and (vi) all proceeds, products, replacements, additions and substitutions of the foregoing property described in the immediately preceding subclauses (i) through (v) (all of the foregoing property described in the immediately preceding subclauses (i) through (vi) being referred to herein as the “Personalty”).  The parties intend that this instrument shall constitute both a security agreement and a fixture financing statement within the meaning of the Uniform Commercial Code as enacted in the State of Illinois with respect to all of Mortgagor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in all Property and Personalty which constitutes fixtures and personal property, and that a security interest shall attach thereto, and to all products and proceeds thereof, for the benefit of Lender to secure the Obligations.

16.           Transfer of the Property.  Mortgagor shall not sell, assign, mortgage, hypothecate, transfer, or sublease the Property, without the prior written consent of the Noteholder, which consent shall not be unreasonably withheld, conditioned or delayed.

17.           Liens.  This Mortgage is and shall be maintained as a valid mortgage lien on the Property subject to no other liens, claims or encumbrances, except for liens created pursuant to the First Mortgage, the Senior Loan Documents, any Secured Working Capital Loan, this Mortgage and except as set forth on Exhibit B hereto.  Mortgagor shall not create or permit to exist any security interest, lien, claim or other encumbrance against the Property, except for except for liens created pursuant to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, this Mortgage, liens in respect of local real property taxes which are not yet due and payable, and except as set forth on Exhibit B hereto.

18.           Default.  The Obligations shall become immediately due and payable in full as provided in the Note, and in addition, the Obligations shall become immediately due and payable in full at the option of the Noteholder upon the occurrence of any one or more of the following (subject to prior written notice specifying the default and providing for a thirty (30) day opportunity to cure or other shorter applicable cure period as provided herein) (an “Event of Default”):

(a)           Mortgagor shall fail to pay any installment of principal, interest or fees, if any, owing under the Note or under any of the other Obligations in accordance with their respective terms and such failure continues for a period beyond any applicable grace period afforded in the Debt Documents;

b)            Mortgagor shall fail to pay any Imposition on or before the date such Imposition may be paid without any penalty, interest or other premium;

c)             Mortgagor shall fail to pay timely any premiums for insurance required hereunder or Mortgagor shall fail to reimburse the Noteholder on demand for premiums paid by them on the insurance required hereunder;

d)            Mortgagor shall directly or indirectly create, suffer or permit to be created or to stand against the Property or against the rents, issues and profits therefrom, any lien, security interest, charge, mortgage, Mortgage or other encumbrance not expressly permitted herein or in the Subordinated Loan Agreement or other Debt Documents without in each instance obtaining the Noteholder’ prior written consent thereto;

e)             Mortgagor’s default in the observance or performance of any other monetary or non-monetary covenant of Mortgagor hereunder (other than a covenant the performance or observance of which is specifically referred to elsewhere in this section) beyond any applicable grace period, including, but not limited to, the obligations under the Lease set forth in paragraph 4 of this Leasehold Mortgage, or any of the Debt Documents;

f)             Any representation or warranty of Mortgagor to the Noteholder set forth herein, or in the other Debt Documents, having been incorrect, incomplete or misleading in any material respect at the time when made, or any such representation or warranty subsequently becomes incorrect, incomplete or misleading in any material respect and Mortgagor fails to give the Noteholder prompt notice thereof;

g)            Except as otherwise provided for in this Leasehold Mortgage, Mortgagor shall sell, convey, alienate, assign or otherwise transfer the Property, or any part thereof or interest therein, in any manner, whether voluntary, involuntary, by operation of law or otherwise, or Mortgagor shall enter into any agreement, written or oral, to so sell, convey, alienate, assign or otherwise transfer the Property, or any part thereof or interest therein;

h)            There shall occur a default or an event of default under any other mortgage or like real property security instrument which encumbers the Property, including, but not limited to, the First Mortgage, the Senior Loan Documents or under any document evidencing any obligation secured thereby, or any foreclosure or similar proceeding shall commence with respect to the Property;

i)              The condemnation or taking of any part of the Leased Premises which, in the Noteholder’ determination, materially and adversely affects the use or intended use of the Property as a whole or otherwise materially and adversely affects Mortgagor’s business prospects;

j)              Any loss, theft, damage or destruction of any of the Property not fully covered (subject to such deductibles as are permitted) by insurance;

k)             If there shall occur any default or event of default (however defined or described) under the Note or any of the other Debt Documents;

l)              If any judgment or order, singly or in the aggregate, for the payment of money in excess of $100,000 shall be rendered against Mortgagor or any of its assets and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, shall not be in effect;

m)            If this Leasehold Mortgage after delivery to the Noteholder shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected lien and security interest in any of the collateral purported to be covered thereby; or

n)            Any challenge, whether by litigation or otherwise, shall be asserted against the validity of the Note, this Leasehold Mortgage or any of the Debt Documents, including, without limitation, a claim that such transaction violates any federal, state or municipal constitution, charter, law, ordinance, regulation, resolution or rule, or any court order.

Notwithstanding the foregoing, no Event of Default may be declared or shall be deemed to exist or be continuing if the events which would otherwise constitute an Event of Default are primarily attributable to the negligence or intentional misconduct of the Noteholder or an affiliate of the Noteholder or a failure by the Noteholder or an affiliate of the Noteholder to operate the Mortgagor’s biodiesel plant substantially in accordance with the terms of any management and operational services agreement or similar agreement between Mortgagor and the Noteholder or an affiliate of the Noteholder.

19.           Appointment of Receiver.  Subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, after the occurrence of an Event of Default, or if any action shall be commenced to foreclose this Mortgage, without obligation to do so, the Noteholder, to the extent permitted by applicable law, may apply for the appointment of a receiver of the rents, issues and profits of the Property without notice or demand, and shall be entitled to the appointment of such receiver as a matter of right, without consideration of the value of the Property as security for the amounts due to the Noteholder or the solvency of any Person liable for the payment of such amounts.

20.           Acceleration; Remedies.  Upon the occurrence of an Event of Default at any time thereafter and subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan and any applicable notice and cure provisions, the Noteholder, at their option, may exercise any one or more of the following rights and remedies, in addition to any other rights or remedies provided for under (i) any of the other Debt Documents or (ii) by law or equity:

 a)      Accelerate Obligations.  Lender shall have the right at its option without notice to Mortgagor to declare the entire Obligations immediately due and payable.

b)       Collect Rents.  The Noteholder shall have the right, without notice to Mortgagor, to take possession of the Property and collect the rents, including amounts past due and unpaid and apply the net proceeds, over and above the Noteholder’ costs, against the Obligations.  In furtherance of this right, the Noteholder may require any tenant or other user of the Property to make payments of rent or use fees directly to the Noteholder. If the rents are collected by the Noteholder, then Mortgagor irrevocably designates the Noteholder as Mortgagor’s attorney-in-fact to endorse instruments received in payment thereof in the name of Mortgagor and to negotiate the same and collect the proceeds.  Payments by tenants or other users to  the Noteholder in response to the Noteholder’ demand shall satisfy the obligations for which the payments are made, whether or not any proper grounds for the demand existed.  The Noteholder may exercise their rights under this subparagraph either in person, by agent, or through a receiver.

c)       UCC Remedies.  The Noteholder shall have the right to exercise any or all of the remedies available to the Noteholder under the Uniform Commercial Code in effect in the applicable state as to any of the Property subject thereto.

d)       Mortgagee in Possession.  To the extent permitted by applicable law and subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan,  the Noteholder shall have the right to be placed as mortgagee in possession or to have a receiver appointed to take possession of all or any part of the Property, with the power to protect and preserve the Property, to operate the Property preceding foreclosure or sale, and to collect the rents from the Property and apply the proceeds, over and above the cost of the receivership, against the Obligations.  The mortgagee in possession or receiver may serve without bond if permitted by law.  The Noteholder’ right to the appointment of a receiver shall exist whether or not the apparent value of the Property exceeds the Obligations by a substantial amount.  Employment by  the Noteholder shall not disqualify a person from serving as a receiver

e)       Foreclosure.  The Noteholder may, to the extent permitted by law and subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, institute an action of judicial foreclosure, or take such other action as the law may allow, at law or in equity, to enforce this Mortgage and to realize upon the Property or any other security which is herein or elsewhere provided for, and to proceed to final judgment and execution for the entire unpaid balance of the Obligations, together with, to the extent permitted by applicable law, all other sums secured by this Mortgage, all costs of suit, and interest at the then applicable rate under the Note on any judgment obtained by the Noteholder from and after the date of any judicial sale of the Property (which may be sold in one parcel or part or in such parcels or parts, manner or order as the Noteholder shall elect) until actual payment is made to the Noteholder on the full amount due the Noteholder.  The Noteholder may foreclose or otherwise realize upon one parcel or any other part of the Property, on one or more occasions, without releasing this Mortgage or precluding the further foreclosure or other realization hereunder of any other parcels or parts of the Property not so foreclosed or realized upon.  Failure to join or to provide notice to tenants or any other Persons as defendants or otherwise in any foreclosure action or suit shall not constitute a defense to such foreclosure or other action.  Upon any foreclosure sale, whether by virtue of judicial proceedings or otherwise, the Noteholder may bid and purchase the Property or any part thereof or interest therein, and upon compliance with the terms of the sale, may hold, retain, possess and dispose of the same in the Noteholder’ own absolute right, without further accountability.  In lieu of paying cash for the Property, the Noteholder may make settlement for the purchase price by crediting against the sums secured by this Leasehold Mortgage the sale price of the Property as adjusted for the expenses of sale and costs of the action and any other sums for which Mortgagor is obligated to reimburse the Noteholder under this Leasehold Mortgage.

d)           Deficiency Judgment.  If permitted by applicable law, the Noteholder may obtain a judgment for any deficiency remaining in the Obligations due to The Noteholder after application of all amounts received from the exercise of rights provided in this section.

e)            Other Remedies.  Exercise each of its other rights and remedies under this Leasehold Mortgage.

f)              Application of Proceeds.  Except as otherwise required by law, apply the proceeds of any foreclosure or disposition hereunder to payment of the following:  (i) the expenses of such foreclosure or disposition, (ii) the cost of any search or other evidence of title procured in connection therewith and revenue stamps on any deed or conveyance, (iii) all sums expended under the terms  hereof, not then repaid, with accrued interest in the amount provided herein, (iv) all other sums secured hereby and (v) the remainder, if any, to the person or persons legally entitled thereto.

21.           Subleases.  Subject to the First Mortgage, the Senior Loan Documents and any Secured Working Capital Loan, Mortgagor hereby assigns to the Noteholder its interests as sublessor in all subleases of the Property, or any portion thereof, and its interests in any assignable licenses, permits or agreements pertaining to the Property, in each case whether now existing or hereafter acquired or entered into (provided, however, that this provision shall in no way modify the restrictions under Section 16 hereof).  Such assignments shall be evidenced from time to time by such other and further instruments as the Noteholder may request.  This assignment, however, shall not be deemed or construed to be a consent by the Noteholder to any lease, license, permit, or agreement so assigned or to impose upon the Noteholder any obligations with respect thereto.

Mortgagor shall not materially modify, cancel, terminate, accept a surrender of, or accept any prepayment of rent in excess of a period not more than one month on any such sublease, without first obtaining the written consent of the Noteholder.

22.           Intentionally Omitted.

23.           No Merger of Leasehold Estate.  Unless the Noteholder shall consent in writing, the fee title to the property demised by the Lease and the Leasehold shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estates either in the Lessor, Mortgagor, or a third party, by purchase or otherwise.  If Mortgagor acquires the fee title of any estate or interest in the Property superior to the Lease, it shall immediately notify the Noteholder of such acquisition and, upon request, shall execute and deliver such further documents as may be required to further evidence the grant and conveyance to the Noteholder of all interest so acquired to such property.  Such execution and delivery, however, shall not be deemed a condition to the lien of this Leasehold Mortgage, which shall, upon any acquisition by Mortgagor in the fee interest of the Property, automatically secure such fee interest with a priority dating to the date hereof.

24.                               Waiver of Redemption.  To the extent permitted by applicable law, Mortgagor hereby irrevocably waives and releases: (i) any right of redemption after the date of any sale of the Property upon foreclosure, whether statutory or otherwise, in respect of the Property now or hereafter in force (irrespective of whether the Noteholder or any other Person purchases the Property at such foreclosure); (ii) the benefit of any and all valuation and appraisement laws now or hereafter in force; (iii) all exemption laws whatsoever and all moratoriums, extensions or stay laws or rules, or orders of court in the nature of either of them, now or hereafter in force; and (iv) any right to have the Property marshalled upon any foreclosure of this Leasehold Mortgage.  Without limiting the foregoing, Mortgagor waives all rights of reinstatement and redemption pursuant to 735 ILCS 5/15-1601 et seq., as the same may be amended from time to time.

25.                               Notice of Default Under Lease.  Mortgagor shall notify the Noteholder in writing within three (3) days after the receipt of a notice of default from Lessor under the Lease.

26.                               Expenses of Lender.  To the extent permitted by applicable law, all costs and expenses paid or incurred by the Noteholder, including, without limitation, attorneys’ fees, in any action, proceeding or dispute of any kind in which the Noteholder is made a party or appears as plaintiff or defendant, affecting the Noteholder, this Leasehold Mortgage, the other Debt Documents and/or the Property, including, but not limited to, the enforcement of this Leasehold Mortgage, any condemnation action involving the Property, any action to protect the security hereof, or any case or proceeding under Title 11 of the United States Code, with interest thereon from the time of payment by the Noteholder at the Default Rate, shall be added to and included in the Obligations and shall be secured  by this Leasehold Mortgage and, upon demand, shall be immediately due from Mortgagor.

27.                               Interest After Maturity.  The principal amount of the Obligations and any other amounts secured by this Leasehold Mortgage and, to the extent permitted by law, any accrued interest thereon, shall bear interest from and after maturity, whether or not resulting from acceleration, at the Default Rate, payable on demand, but this shall not constitute an extension of time for payment of the Obligations or such other amounts or accrued interest.

28.                               Attorneys’ Fees.  If this Leasehold Mortgage shall be foreclosed, or if any of the other Debt Documents are placed in the hands of an attorney for collection or is collected through any court, including any bankruptcy court, Mortgagor, to the extent permitted by applicable law, shall pay to the Noteholder reasonable attorneys’ fees, court costs, disbursements and other costs incurred (irrespective of whether litigation is commenced in pursuance thereof) in collecting or attempting to collect the Obligations or enforcing or defending the Noteholder’ rights hereunder, or under the other Debt Documents, or under any other collateral securing the Obligations, and all allowances provided by law, to the extent allowed by the laws of the state in which the Property is located, or any state in which any of such other collateral for the Obligations is situated, or other applicable law.

29.                               Discontinuance of Action.  The Noteholder may from time to time, to the extent permitted by applicable law, take action to recover any sums, whether interest, principal or any other obligation or sums, required to be paid under this Leasehold Mortgage or the other Debt Documents, as the same become due, without prejudice to the right of the Noteholder thereafter to bring an action of foreclosure, or any other action, for a default existing when such earlier action was commenced.  If the Noteholder shall have proceeded to enforce any right under this Leasehold Mortgage or the other Debt Documents, and such proceedings shall have been discontinued or abandoned for any reason, then in every such case Mortgagor and the Noteholder shall be restored to their former positions and the rights, remedies and powers of all parties hereto shall continue as if no such proceedings had been taken.

30.                                 Taxes.

a)                                      Upon passage after the date of this Leasehold Mortgage of any law of the United States, the State of Illinois or any other governmental entity which deducts from the value of real property, for purposes of taxation, any indebtedness secured by mortgages or which changes in any way the laws for the taxation of mortgages or debts secured by mortgages for State or local purposes or the manner of the collection of any such taxes, and which imposes a tax, either directly or indirectly, on this Leasehold Mortgage or all or any part of the sum secured hereby or the interest thereon, the Noteholder may declare the whole of the Obligations and the interest accrued thereon, due on a date to be specified by not less than thirty (30) days’ written notice to Mortgagor; provided, however, that such declaration shall be ineffective if Mortgagor is permitted by law to pay such tax in addition to all other payments required hereunder, without any penalty or charge thereby accruing to the Noteholder, and if Mortgagor pays such tax on or before the date specified by the Noteholder in such notice.

b)                                     Mortgagor shall pay any taxes except income taxes imposed on the Noteholder relating to this Leasehold Mortgage.

31.                                 Recording and Other Fees; Further Assurances.  Mortgagor shall pay all recording and filing fees, all recording taxes and all other costs and expenses in connection with the preparation, execution and recordation and other manner of perfection of this Leasehold Mortgage and any other Debt Documents, and shall reimburse the Noteholder on demand for all costs and expenses of any kind incurred by or on behalf of the Noteholder in connection therewith.  Mortgagor agrees to execute and deliver promptly such instruments and other documents, and promptly to take such action or promptly refrain from taking such action, as the Noteholder may request, from time to time, to evidence, create, perfect, continue or otherwise assure the Noteholder of the real and personal property security interests granted, or purported to be granted, to or for the benefit of the Noteholder hereunder and all other rights and benefits granted, or purported to be granted, to or for the benefit of the Noteholder hereunder; all at the sole cost and expense of Mortgagor.  Without limiting the generality of the foregoing, Mortgagor shall, at any time on request of the Noteholder, execute or cause to be executed and shall deliver financing statements, continuation statements, security agreements, or the like, in respect of any Property and Mortgagor shall pay all filing fees, including, without limitation, fees for filing continuation statements, in connection with such financing statements.

32.                               Forbearance by the Noteholder not a Waiver.  Any forbearance by the Noteholder in the exercise of any right or remedy hereunder, under the Note, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any such right or remedy.  Any waiver by the Noteholder of an Event of Default must be explicitly stated in writing signed by the Noteholder and shall not be deemed a waiver of any other Event of Default or of the same type of Event of Default on any other occasion in the future.

33.                               Mortgagor Not Released.  Extension of the time for payment or modification of the amortization of the sums secured by this Leasehold Mortgage granted by the Noteholder shall not in any manner operate to release the liability of Mortgagor or any endorser or guarantor, except strictly in accordance with the terms of any such extension or modification.  The Noteholder may grant such extension or modification without consent of any endorser or guarantor.  No such extension or modification shall affect the priority of this Leasehold Mortgage or impair the security hereof.

34.                               Remedies Cumulative.  All remedies provided in this Leasehold Mortgage are distinct and cumulative to any other right or remedy under this Leasehold Mortgage, the other Debt Documents, or afforded by law or equity, and may be exercised concurrently, independently, or successively.

35.                               Release.  Any part of the Property may be released from the lien and security interest of this Leasehold Mortgage without affecting the lien and security interest of the remaining Property.  Upon payment and performance in full of all Obligations hereunder, the Noteholder shall, at Mortgagor’s expense, cause to be filed a release of this Leasehold Mortgage and suitable statements of termination of any financing statement on file.  If, however, payment is made by Mortgagor, whether voluntarily or otherwise, or by any third party, on the indebtedness and thereafter the Noteholder are forced to remit the amount of that payment (a) to Mortgagor’s trustee in bankruptcy or to any similar person under any federal or state bankruptcy law or law for the relief of debtors, (b) by reason of any judgment, decree or under any court or administrative body having jurisdiction over the Noteholder or any of the Noteholder’ property, or (c) by reason of any settlement or compromise of any claim made by the Noteholder with any claimant (including without limitation Mortgagor), the indebtedness shall be considered unpaid for the purpose of enforcement of this Mortgage and this Mortgage shall continue to be effective or shall be reinstated, as the case may be, notwithstanding any cancellation of this Mortgage or of any note or other instrument or agreement evidencing the indebtedness and the Property will continue to secure the amount repaid or recovered to the same extent as if that amount never had been originally received by the Noteholder, and Mortgagor shall be bound by any judgment, decree, order, settlement or compromise relating to the Obligations or to this Mortgage.

36.                               Possession.  Until in default, Mortgagor may remain in possession and control of and operate and manage the Property and collect the rents from the Property.

37.                               Notices.  All notices, demands, consents, approvals and requests given or required to be given by any party hereto to any other party hereto shall be in writing and delivered (a) in person, by messenger or overnight courier, (ii) by registered or certified mail, return receipt requested and postage prepaid, or (iii) by facsimile, to the applicable party at its address or facsimile number set forth below, or at such other address or facsimile number as such party hereafter may designate as its address for communications hereunder by notice so given.

If to Mortgagor:	Blackhawk Biofuels, LLC
22 South Chicago Avenue
Freeport, Illinois 61032
Attention: Ronald L. Mapes, Chair
Facsimile: (815) 235-4727

With copy to:	Lindquist & Vennum PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: Dean R. Edstrom
Facsimile: (612) 371-3207

If to Noteholder:	REG Ventures, LLC
416 S. Bell Avenue, P.O. Box 8808
Ames, Iowa 50010
Attention: Jeffrey Stroburg
Facsimile: (515) 239-8009

With copy to:	Wilcox Polking Gerken Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Attention: John A. Gerken
Facsimile: (515) 386-8531

Such notices and communications shall be deemed delivered upon receipt (or refusal to accept delivery) provided that all notices and communications sent by facsimile shall also be evidenced by the facsimile machine’s confirmation identifying the recipient’s facsimile number and transmission and provided further that all notices or other communications sent by facsimile shall also delivered by another means permitted by under this Section.

38.                               Severability.  If any term or provision of this Leasehold Mortgage or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Leasehold Mortgage, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Leasehold Mortgage shall be valid and enforceable to the fullest extent permitted by law.  If any payments (including, without limitation, any interest payments) required to be made hereunder or under the other Debt Documents shall be in excess of the amounts allowed by law, the amounts of such payments shall be reduced to the maximum amounts allowed by law.

39.                               Indemnification Against Liabilities.  Mortgagor shall protect, indemnify, hold harmless and defend the Noteholder from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon incurred by or asserted against the Noteholder by reason of (a) ownership of an interest in the Property, (b) any accident or injury to or death of Persons or loss of or damage to or loss of the use of property occurring on or about the Property, or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (c) any use, non-use or condition of the Property, or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (d) any failure on the part of Mortgagor to perform or comply with any of the terms of this Leasehold Mortgage or the other Debt Documents, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Property made or suffered to be made by or on behalf of Mortgagor, (f) any negligence or other tortious act on the part of Mortgagor or any of its agents, contractors, lessees, licensees or invitees, or (g) any work in connection with any alterations, changes, new construction or demolition of the Property; except to the extent that any such liabilities, obligations, claims, damages, penalties, causes of actions, costs or expenses are, caused by, or otherwise arise out of, the Noteholder’ gross negligence or intentional misconduct.  Mortgagor will pay and hold the Noteholder harmless against any and all liability with respect to any intangible personal property tax or similar imposition of the state in which the Property is located or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by the Noteholder in respect of this Leasehold Mortgage, the other Debt Documents or the Obligations.  All amounts payable to the Noteholder under this section shall be payable on demand and shall be deemed Obligations secured by this Leasehold Mortgage and any such amounts which are not paid within five days after demand therefor shall bear interest at the Default Rate from the date of such demand.  In case any action, suit or  proceeding is brought against the Noteholder by reason of any such occurrence, Mortgagor, upon request of the Noteholder will, at Mortgagor’s expense, resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by Mortgagor and approved by the Noteholder.  All of Mortgagor’s obligations under this section shall survive the foreclosure, release or other termination of this Leasehold Mortgage and the satisfaction of the Obligations.  Notwithstanding the foregoing, no indemnification shall be required under this Section 39 if the events which would otherwise require such indemnification are primarily attributable to the negligence or intentional misconduct of the Noteholder or an affiliate of the Noteholder or a failure by the Noteholder or an affiliate of the Noteholder to operate the Mortgagor’s biodiesel plant substantially in accordance with the terms of any management and operational services agreement or similar agreement between Mortgagor and the Noteholder or an affiliate of the Noteholder.

40.                               Environment.

(a)                                  With respect to the Property, Mortgagor shall at all times comply in all respects with all Environmental Laws.  The Noteholder shall not assume or be deemed to assume any responsibility, liability, or obligation with respect to compliance with any federal, state, or local environmental law, rule, regulation, order, permit, license, ordinance, judgment or decree;

provided, however, that in the event of the imposition or assumption for any reason whatsoever of any such responsibility, liability, or obligation, Mortgagor agrees to indemnify and hold the Noteholder harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, of any kind or nature whatsoever, including without limitation, attorneys’ and experts’ fees, which may be imposed on, incurred by or asserted against it in any way relating to or arising from the Obligations, this Leasehold Mortgage, the other Debt Documents and/or the Property.  All of Mortgagor’s obligations under this section shall survive the foreclosure, release or other termination of this Leasehold Mortgage and the satisfaction of the Obligations.

(b)                                 Notices. Mortgagor shall give prompt written notice to the Noteholder of:

i)                                         any proceeding or written inquiry by any governmental authority with respect to the presence of any Hazardous Substance on the Property or the migration thereof from or to other property;

ii)                                      all written claims made or threatened by any third party against Mortgagor or the Property relating to any loss or injury resulting from any Hazardous Substance;

iii)                                   Mortgagor’s discovery of any occurrence or condition on the Property or any real property adjoining or in the vicinity of the Property that would reasonably be expected to cause the Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of the Property under any applicable Environmental Law, or to be otherwise subject to any material restrictions on the ownership, occupancy, transferability or use of the Property under any applicable Environmental Law;

iv)                                  the discovery of any release of a Hazardous Substance at, on or under or from the Property which must be reported to a governmental authority under any applicable Environmental Law or which may require remediation under any Environmental Law;

v)                                     any written notice of violation or complaint from a governmental authority and relating to an applicable Environmental Law;

vi)                                  any written notices or reports Mortgagor provides to a governmental authority relating to instances of noncompliance with an applicable Environmental Law; and

v)                                     any written application Mortgagor provides to a governmental authority to obtain or amend a permit or approval relating to the generation, storage, processing, emission, treatment, or disposal of a Hazardous Substance or air contaminant.

Notwithstanding the foregoing, Mortgagor’s notice requirements with respect to any matter involving Property consisting of facilities leased by the Mortgagor for the storage and/or handling of Inventory shall be limited to those matters to which Mortgagor has knowledge.

c)                                      Remedial Work.  In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required to be undertaken under any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity because of, or in connection with, the current or reasonably threatened future presence or release of a Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Property (or any portion thereof), Mortgagor shall promptly after written demand for performance thereof by appropriate governmental authorities (or such shorter period of time as may be required under any applicable law, regulation, order or agreement or, if any applicable law, regulation, order or agreement expressly specifies a longer  period of time, such longer period), commence and thereafter diligently prosecute to completion, all such Remedial Work.  All costs and expenses of such Remedial Work shall be paid by Mortgagor. In the event Mortgagor shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work following the Noteholder’ written notice to Mortgagor of such alleged failure and adequate time for Mortgagor to correct such alleged failure, the Noteholder may, but shall not be required to, cause such Remedial Work to be performed and all reasonable costs and expenses thereof, or incurred in connection therewith, shall become part of the indebtedness secured hereby. e)     Environmental Risk Assessment.  At any time (a) the Noteholder reasonably believe that Hazardous Substances have been disposed of on, or have been released to or from any of the Property and such release or disposal may reasonably be expected to result in liability to Mortgagor or the Noteholder under applicable Environmental Laws (a “Triggering Event”), or (b) after an Event of Default within thirty (30) days after a written request therefor by the Noteholder, Mortgagor shall deliver to the Noteholder a report prepared at Mortgagor’s expense by an environmental consultant acceptable to Mortgagor detailing the results of an environmental investigation with respect to the Triggering Event or the matter resulting in the Event of Default the scope of which is acceptable to the Noteholder, including results of any soil and ground water samples that may have been taken in connection with such investigation.

41.                               No Representations.  By accepting or approving anything required to be observed, performed or fulfilled, or to be given to the Noteholder pursuant to this Leasehold Mortgage or the other Debt Documents, including, but not limited to, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal or insurance policy, the Noteholder shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by the Noteholder.

42.                             Certain Definitions.  The following terms shall, for all purposes of this Leasehold Mortgage, have the respective meanings herein specified unless the context otherwise requires:

 “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in St. Louis, Missouri.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the rate of interest payable upon an Event of Default as provided in the Note.

 “Environmental Laws” means any applicable laws (whether statutory, common law or otherwise), rules, regulations, orders, permits, licenses, ordinances, judgments or decrees of all governmental authorities (whether federal, state, local or otherwise), including, without limitation, all laws regarding public health or welfare, environmental protection, water or air pollution, composition of products, underground storage tanks, toxic substances or chemicals, solid and special wastes, hazardous wastes, substances, material or chemicals, waste, used, or recycled oil, asbestos, occupational health and safety, nuisances, trespass, and negligence;

“Event of Default” means those events set forth in Section 18 of this Leasehold Mortgage.

“Hazardous Substance” means one or more of the following substances:

A.                                   those substances included within the definitions of “hazardous substances,” “hazardous materials” or “toxic substances,” in CERCLA, SARA, RCRA, Toxic Substances Control Act, Federal Insecticide, Fungicide and Rodenticide Act and the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.);

B.                                     such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and

C.                                     any material, waste or substance which is (i) asbestos, (ii) polychlorinated biphenyls, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), (iv) explosives, (v) radioactive materials, or (vi) petroleum, petroleum products or any fraction thereof.

“Person” means an individual, corporation, partnership, trust, governmental entity or  any other entity, organization or group whatsoever.

43.                               Successors and Assigns.  The terms, covenants and provisions of this Leasehold Mortgage shall apply to and be binding upon Mortgagor and all subsequent owners and other Persons who have an interest in the Property, and shall inure to benefit of the Noteholder, the successors and assigns of the Noteholder, and all subsequent holders of this Leasehold Mortgage, but the provisions of this section shall not be construed to modify the provisions of this Leasehold Mortgage relating to default upon transfer of the Property.

44.                               Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION TO THE NOTEHOLDER, MORTGAGOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE NOTEHOLDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR OTHERWISE RELATING TO THIS MORTGAGE, ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED

AND DELIVERED IN CONNECTION HEREWITH, THE OBLIGATIONS, OR THE NOTEHOLDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING..  TO EFFECTUATE THE FOREGOING, THE NOTEHOLDER IS HEREBY GRANTED AN IRREVOCABLE POWER OF ATTORNEY TO FILE, AS ATTORNEY-IN-FACT FOR THE MORTGAGOR, A COPY OF THIS AGREEMENT IN ANY COURT, AND THE COPY OF THIS AGREEMENT SO FILED SHALL CONCLUSIVELY BE DEEMED TO CONSTITUTE MORTGAGOR’S WAIVER OF TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE DEBT DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR THE NOTEHOLDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING..

45.                               Venue.  Any litigation under this Leasehold Mortgage shall be commenced in the district courts of the State of Iowa, with venue in Polk County, Iowa provided, however, that any litigation with respect to the foreclosure or realization upon the Mortgagee’s security interest in the Leased Premises shall be commenced in the district courts of the county in which the Leased Premises is located.

46.                               Miscellaneous.

a)                                      This Leasehold Mortgage and its provisions cannot be changed, waived, discharged or terminated orally but only by an agreement in writing, signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

b)                                     This Leasehold Mortgage and the rights of the parties hereunder shall for all purposes be governed by the internal laws of the State of Illinois.

c)                                      This Leasehold Mortgage shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

d)                                     All terms and words used in this Leasehold Mortgage, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

e)                                      If there shall be more than one Mortgagor, the representations, warranties, covenants and other obligations of Mortgagor hereunder shall be the joint and several representations, warranties, covenants and other obligations of each and every Mortgagor.  Whenever the terms of this Leasehold Mortgage prohibit Mortgagor from doing or permitting to be done, whether voluntarily or otherwise, any act or event, any such negative covenants shall apply to each and every Mortgagor and the failure of any one Mortgagor in respect thereof shall be deemed a default of such negative covenant notwithstanding that any other Mortgagor may not be in default of such negative covenant.

f)                                        The section headings in this Leasehold Mortgage are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

g)                                     All covenants contained herein shall run with the Property until the Obligations have been fully paid and performed.

h)                                     Time is of the essence in the payment and performance by Mortgagor of the Obligations.

[SIGNATURE PAGE TO FOLLOW]

MORTGAGOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS MORTGAGE, AND MORTGAGOR AGREES TO ITS TERMS.

MORTGAGOR:

BLACKHAWK BIOFUELS, LLC

By:	/S/ Ronald L. Mapes
Ronald L. Mapes, Chair

ACKNOWLEDGMENT

STATE OF	Illinois	)
) SS
COUNTY OF	Carroll	)

Be it known, that on this 29 day of April, 2008, personally appeared before me Ronald L. Mapes, who, being by me duly sworn did depose and say that he is the Chair of BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company, that the foregoing instrument was signed on behalf of said limited liability company by authority of its members, and said person acknowledged the within instrument to be the free act and deed of said limited liability company.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal in the State and County aforesaid on the day and year first above written.

/S/ Mary A. Turnbaugh
Notary Public

My term expires:  5-14-2011

OFFICIAL SEAL
MARY A. TURNBAUGH
NOTARY PUBLIC – STATE OF ILLINOIS
MY COMMISSION EXPIRES:05/14/11

SUBORDINATED LEASEHOLD MORTGAGE SIGNATURE PAGE

EXHIBIT A

Legal Description of Leased Premises

A tract of land being part of the Northwest Quarter of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion County, Illinois and also part of Chs’ Leverenz First Addition to the City of Danville, Vermilion County, Illinois, Edward C. Lamm’s Addition to Danville, Illinois and Fred Stebe’s Addition to the City of Danville, Vermilion County, Illinois as all 3 subdivisions are recorded in the Vermilion County Recorder’s Office, and also the vacated public Right-of-Ways for Section Street, Short Street, Anderson Street, Harrison Street and the public alleys per City of Danville, Illinois Ordinance Number 8499, recorded as Document Number 06-12386 in said Vermilion County Recorder’s Office, described as follows, with bearings on a local datum:

Beginning at the Northeast corner of Lot 1 in said Chs’ Leverenz First Addition, proceed North 88° 26' 08" East along an Easterly extension of the North line of said Lot, 24.06 feet to the Westerly Right-of-Way line of the former C. & E. I. Railroad; thence South 23° 16' 43" East along said Westerly Right-of-Way line of the former C. & E. I. Railroad, 96.74 feet to the East Right-of-Way line of Anderson Street; thence South 2° 27' 08" West along said East Right-of-Way line of Anderson Street, 75.37 feet to an Easterly extension of the South line of said Lot 1; thence South 88° 25' 51" West along said extension of the South line, 66.16 feet to the Southeast corner of said Lot 1; thence South 2° 27' 08" West along a Southerly extension of the East line of said Lot, 50.12 feet to the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in said Vermilion County Recorder’s Office, said corner also being on the South Right-of-Way line of Harrison Street; thence South 88° 25' 51" West along said South Right-of-Way line of Harrison Street, 280.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line of Harrison Street, 443.13 feet; thence North 2° 35' 14" East along said South Right-of-Way line of Harrison Street, 25.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line of Harrison Street, 220.89 feet to the West Right-of-Way line of Section Street; thence North 2° 48' 17" East along said West Right-of-Way line of Section Street, 305.28 feet to a line being a Westerly extension of the North line of Lot 12 in said Edward C. Lamm’s Addition; thence North 88° 33' 27" East along said Westerly extension of the North line and along said North line, 66.54 feet to the Northeast corner of said Lot 12; thence South 2° 45' 04" West along the East line of said Lot, 124.94 feet to the Southeast corner of said Lot 12; thence North 88° 32' 47" East along the South lines of Lots 11, 10, 9, 8 and 7 in said Edward C. Lamm’s Addition, 250.60 feet to the Southeast corner of said Lot 7; thence North 2° 28' 42" East along the East line of said Lot, 124.85 feet to the Northeast corner of said Lot 7; thence North 88° 33' 27" East along an Easterly extension of the North line of said Lot 7 and along the North lines of Lots 6, 5, 4, 3, 2 and 1 in said Edward C. Lamm’s Addition and along an Easterly extension of said North lines, 344.04 feet to the West line of Lot 9 in said Fred Stebe’s Addition; thence North 2° 09' 08" East along said West line, 30.56 feet to the Northwest corner of said Lot 9; thence North 88° 29' 47" East along the North line of said Lot, 56.31 feet to the Northeast corner of said Lot 9; thence South 2° 11' 37" West along the East line of said Lot, 128.36 feet to the Southeast corner of said Lot 9; thence South 88° 26' 08" West along the South line of said Lot, 56.22 feet to the Southwest corner of said Lot 9; thence South 2° 09' 06" West along a Northerly extension of the West line of Lot 4 in said Chs’ Leverenz First Addition, 16.50 feet to the Northwest corner of said Lot 4; thence North 88° 26' 08" East along the North line of said Lot 4 and along the North lines of Lots 3 and 2 and said North line of Lot 1, all in said Chs’ Leverenz First Addition, 281.02 feet to the Point of Beginning, encompassing 5.924 acres more or less.

EXHIBIT B

Legal Description of Soybean Oil Pipeline Easement

A tract of land being 20.00 feet in width and being centered upon the following described center line and being part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion Country, Illinois, described as follows, with bearing on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25' 51" West along said South Right-of-Way line, 280.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line, 161.63 feet to the True Point of Beginning of said center line; thence South 00° 05' 56" West, 116.68 feet; thence South 45° 14' 48" East, 46.13 feet; thence South 81° 16' 37" East, 58.62 feet; thence North 50° 05' 48" East, 34.72 feet to the point of ending of said center line.

EXHIBIT C

Legal Description of Access Right of Way Easement

A tract of land being a part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion County, Illinois, described as follows, with bearings on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25’ 51" West along said South Right-of-Way line, 280.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line, 184.85 feet to the True Point of Beginning; thence continue South 88° 31' 59" West along South Right-of-Way line, 50.30 feet; thence South 33° 31' 40" East, 42.68 feet; thence South 00° 57'  00" West, 405.00 feet; thence South 20° 47' 53" East, 210.22 feet; thence North 74° 55' 37" East, 42.68 feet, thence South 15° 19' 21" East, 136.89 feet; thence South 02° 33' 00" West, 16.14 feet to the North Right-of-Way line of North Street; thence South 87° 27' 00" East along said North Right-of-Way line, 180.54 feet; thence North 02° 23' 00" East, 351.45 feet; thence South 88° 09' 07" West, 130.15 feet; thence North 02° 27' 08" East, 138.58 feet; thence South 88° 16' 50" West, 195.96 feet; thence North 00° 57' 00" East, 300.00 feet; thence North 16° 15' 59" East, 4.15 feet to the True Point of Beginning, encompassing 2.922 acres more or less.

EXHIBIT D

Legal Description of Underground Gas Pipeline Easement

A tract of land being 12.00 feet in width and being centered upon the following described center line and being part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion Country, Illinois, described as follows, with bearing on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25' 51" West along said South Right-of-Way line, 6.00 feet to the True Point of Beginning of said center line; thence South 02° 27' 08" West along a line being parallel with the West Right-of-Way line Anderson Street, 309.50 feet; thence South 88° 33' 32" West, 477.00 feet; thence South 02° 03' 14" East, 133.94 feet; thence South 08° 49' 38" East, 50.50 feet; thence South 68° 39' 13" West, 109.57 feet; thence South 21° 14' 31" East, 70.33 feet; thence South 12° 47' 11" East, 46.53 feet; thence South 19° 46' 04" West, 140.44 feet; thence South 01° 35' 19" West, 204.49 feet; thence North 87° 48' 14" West, 801.27 feet; thence North 67° 37' 59"  West, 48.04 feet; thence North 46° 31' 27" West, 33.50 feet to the point of ending of said center line.

EXHIBIT E

Legal Description of Biodiesel Pipeline Easement

A tract of land being 20.00 feet in width and being centered upon the following described center line and being part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion Country, Illinois, described as follows, with bearing on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25’ 51" West along said South Right-of-Way line, 280.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line, 443.13 feet; thence North 02° 34' 14" East along said South Right-of-Way line, 25.15 feet; thence South 88° 31' 59" West along said Right-of-Way line, 41.61 feet to the True Point of Beginning of said center line; thence South 44° 44' 27" West, 318.70 feet; thence North 78° 26' 57" West, 107.90 feet; thence South 66° 39' 16" West, 59.97 feet; thence South 19° 59' 46" West, 10.00 feet to the point of the ending of said center line.

EXHIBIT F

Liens and Encumbrances

1.	Taxes for the year(s) 2007, 2008 and subsequent years, not yet due and payable.

2.

Easement recorded August 25, 1971, as Document No. 833649 made to Danville Sanitary District to lay, operate, construct, maintain, etc., a sanitary sewer line, etc.  (Affects Lot 13 Edward C. Lamm’s Addition)

3.

Easement recorded August 30, 1971, as Document No. 833795 made to Danville Sanitary District to lay, operate, construct, maintain, etc., a sanitary sewer line, etc.  (Affects Lot 14 Edward C. Lamm’s Addition)

4.

Easement recorded August 30, 1971, as Document No. 833794 made to Danville Sanitary District to lay, operate, construct, maintain, etc., a sanitary sewer line, etc.  (Affects Lot 15 Edward C. Lamm’s Addition)

5.

Easement recorded August 30, 1971, as Document No. 833793 made to Danville Sanitary District to lay, operate, construct, maintain, etc., a sanitary sewer line, etc.  (Affects Lot 16 Edward C. Lamm’s Addition)

6.

Easement recorded August 30, 1971, as Document No. 833813 made to Danville Sanitary District to lay, operate, construct, maintain, etc., a sanitary sewer line, etc.  (Affects Lot 17 Edward C. Lamm’s Addition)

7.

Rights of the public and quasi-public utilities, if any, that may fall within the boundaries of vacated alleys and streets. As per An Ordinance Vacating Streets and Alleys approved by the City Council of the City of Danville September 19, 2006, as Ordinance No. 8499 and recorded September 20, 2006, as Document No. 06-12386.

8.

Ordinance No. 5624 of the City of Danville, recorded in Book 789 page 784 as Document 817299, and Ordinance No. 6283 recorded in Book 890 page 294 as Document 890321, and Ordinance #150 of Danville Sanitary District recorded as Document 81-7072, providing for a lien for delinquent sewage services, subject to rights arising prior to the filing of a notice of lien in the Office of the Recorder of Deeds of Vermilion County, Illinois, and all amendments thereto.

9.

Easement recorded December 13, 2006 as Document No. 06-15887 made to Illinois Power Company d/b/a AmerenIP, its successors and assigns, to install, operate, maintain, etc. an electric and communication line or lines, etc. (Affects Lots 1 through 6 and Lot 12 Edward C. Lamm’s Addition)

10.

Terms, agreements, provisions, conditions and limitations contained in the Lease, executed by Bunge Milling, Inc., an Illinois corporation, as Lessor, and Biofuels Company of America, LLC, an Illinois limited liability company, as Lessee, dated November 3, 2006, a memorandum of which was recorded November 16, 2006 as document 06-14831 and re-recorded November 22, 2006 as document 06-15109, as amended and assigned to Blackhawk Biofuels, LLC pursuant to that certain First Amendment, Assignment and Assumption and Consent to Assignment of Ground Lease and Conveyance of Leasehold Improvements by and among Bunge Milling, Inc., Biofuels Company of America, LLC and Blackhawk Biofuels, LLC, dated as of May 9, 2008, a

memorandum of which was recorded                      , 2008 as document                 , demising the land for a term of years, and all rights thereunder of said lessors, their heirs, executors, administrators and assigns, including rents and all other charges reserved.

11.	Rights of owners of land bordering on Stony Creek in respect to the water and to the use of the surface of said creek. (Affects Parcels 2, 3 and 5)

12.	Right of way for railroad spur track, and right of the railroad company to the use, operation, maintenance and repair of same. (Affects Parcel 3)

13.	Rights of the public, the State of Illinois and the municipality in and to that part of the land taken or used for road purposes. (Affects Parcels 2 and 5)

14.

Obligations of the Grantee under the Access Right of Way Easement Agreement dated May 9, 2008, and recorded                                as document                                 made by Bunge Milling, Inc. to Blackhawk Biofuels, LLC for access, ingress and egress.

15.

Obligations of the Grantee under the Biodiesel Pipeline Easement Agreement dated May 9, 2008, and recorded                                as document                                 made by Bunge Milling, Inc. to Blackhawk Biofuels, LLC for constructing, inspecting, repairing, maintaining, operating, and replacing an above-ground biodiesel pipeline and related equipment.

16.

Obligations of the Grantee under the Soybean Oil Pipeline Easement Agreement dated May 9, 2008, and recorded                                as document                                made by Bunge Milling, Inc. to Blackhawk Biofuels, LLC for constructing, inspecting, repairing, maintaining, operating, and replacing an above-ground soybean oil pipeline and related equipment.

17.

Obligations of the Grantee under the Underground Gas Pipeline Easement Agreement dated May 9, 2008, and recorded                                as document                                 made by Bunge Milling, Inc. to Blackhawk Biofuels, LLC for constructing, inspecting, repairing, maintaining, operating, and replacing an underground natural gas pipeline and related equipment

18.	Terms and conditions contained in Landlord and Mortgagee Agreement dated May 9, 2008 between Bunge Milling, Inc., Landlord and Fifth Third Bank, Mortgagee, recorded as Document No. .

19.

Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated                  and recorded                 as document                  made by Blackhawk Biofuels, LLC to Fifth Third Bank, a Michigan banking corporation, to secure a construction/term loan note in the amount of $24,650,000.00 and a revolving credit loan note in the amount of $5,000,000.00, and the terms and conditions thereof.